[EXHIBIT 10.2]

Business Plan

TABLE OF CONTENTS

1.0	Executive Summary	3
1.1	Company Overview	3
1.2	Industry Highlights & Opportunities	4
1.3	Mediavix BRM Product Highlights	4
2.0	Company Summary	5
2.1	What Is Brand Relationship Management?	5
2.2	The BRM Cycle	6
3.0	Services Overview	6
3.1	BRM Platform Services	7
3.2	BRM Through Software As A Service	7
3.3	Moving Business Intelligence to Customer Intelligence	8
4.0	Market Analysis Summary	8
4.1	The New Brand Reality	9
4.2	Market Segmentation	9
4.3	Target Market Segment Strategy	10
4.4	Software-As-A-Service Market	11
4.5	Competition	11
4.6	Competitive Advantage and Risks	12
5.0	Implementation and Strategic Plan	12
5.1	Marketing Approach and Strategy	12
5.2	Sales Strategy	13

1.0

Executive Summary

We live in great times of innovation and change.

It seems like every day there is a new network, a new application, a new tool and service to communicate with each other, to distribute media and to market products, services and ourselves.  At Mediavix, we find that incredibly exciting, but we also recognize the challenge it brings to businesses of all sizes as their customers and fans have more access to media, content & information than can possibly be controlled or contained.

In response, there are a rapidly growing number of services that have been developed to address this new media reality, but they have been created largely in silos and do not, therefore, communicate easily with each other or naturally work well together.

For all companies, personalities and artists whose livelihood depends on knowing everything about their brand, both online and offline, and about the flow of their content across all channels, those divisions and silos of activity make their job extremely difficult.  They must have visibility into, and interaction with, multiple networks and outlets in order to truly manage both their brand and content relationships with customers and fans, but that is both time-consuming and expensive.

That is where Mediavix comes in.

Mediavix has developed a comprehensive Brand Relationship Management (‘BRM’) service for companies of any size to bring all of the activity, access, data, services and people related to their brand as well as the locations of, and interactions with, content into a single location with a single login..  Mediavix BRM lets brand managers and content owners gain a full understanding of their reach and impact, engage with their audience and analyze all data for deep customer intelligence.

Our web-based, Brand Relationship Management is simple to use, aggregates data through comprehensive reporting & analytics and connects social media, offline media, and mobile access to business operations.

Therefore, despite the tangled web of media applications and services that we all face today, Mediavix strengthens brands by simplifying digital lives and eliminating the barriers between media, marketing and technology.

1.1

Company Overview

Regardless of the medium, companies, content owners and personalities of all sizes, must: (a) find people who are already talking about them or who will be willing to listen to their content or brand message (Discover); (b) talk to them about their content, product, service and value (Engage); and (c) determine if those efforts were impactful and profitable in order to effectively reach new customers and service existing ones in the future (Analyze).

As such, Brand Relationship Management (‘BRM’) combines the need and ability to cross multiple media outlets and employ a variety of services in order to:

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Discover the strength of your brand & locations of your content across any media outlet;

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Engage all those who show interest in your content and brand; and

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Analyze the impact of all the Discovery and Engagement efforts.

The continually exploding number of digital and mobile networks, blogs and applications that consumers use every day has forced media and entertainment companies to manage a wide variety of business tools, which is time-consuming, inefficient and expensive.

Because those tools have been, and continue to be, developed largely in silos by separate companies, most applications do not naturally interact easily with others.  Moreover, that isolation prevents companies from consolidating their activity, access, data and analytics in a single location so they can gain a complete understanding of the impact of their brand as well as directly engage the audience to influence it.

In BRM, Mediavix provides a unique first-to-market tool whose open architecture allows any digital and mobile services to work together to strengthen brands, generate revenue and reduce costs.

1.2

Industry Highlights & Opportunities

Mediavix BRM benefits from being connected to the software-as-a-service (‘SaaS’), social media, mobile media, business intelligence and general media and entertainment industries.

Mediavix will focus on the media and entertainment sector to launch its software-as-a-service.  According to PriceWaterHouseCoopers, the global estimated compound annual growth rate (CAGR) for the media and entertainment sector is 6.6% for the sector and it is anticipated that it will reach $2.2 trillion in 2012 (the U.S. entertainment media market will grow at 4.8% CAGR reaching $759 billion in 2012).

One of the main drivers for this growth is digital and mobile distribution that will account for 24% of the market's growth in the next five years (PWC Global Entertainment and Media Outlook: 2008-2012). By 2012, digital and mobile revenues will account for 10% of total entertainment and media spending in the U.S., or $75 billion of the $759 billion U.S. market.

According to Jeremiah K. Owyang, author of “Social Media Playtime is Over”, an independent report by Forrester Research, Inc., (March 2009), notes that marketers must now make, “…social applications a permanent part of marketing, measuring and demonstrating their value, and integrating them into marketing efforts.”

According Deloitte, Beeline Labs and the Society for New Communications Research, 94% of the enterprises surveyed plan to maintain or increase their investment in enterprise social media tools such as blogs, wikis and microblogging tools.  Brands see such interactive technologies as effective ways to understand their consumers’’ likes and dislikes and their purchasing habits.  Such behavioral targeting is expected to increase to $4.4 billion by 2012, up from $775 million in 2009 (eMarketer).

While Internet access and social interactions are the biggest drivers of spending, they are not the only part of brand relationships.  Every media outlet plays a part, which is the critical strength of Mediavix BRM as it supports simple integration of any services, including those that address offline media.

According to a data from Veronis Suhler Stevenson, spending on SaaS in the Business Information space, of which Mediavix is a part, is expected to grow from $5.6 billion this year to $9.5 billion in 2013 and the share of SaaS in Business Information is expected to increase from 36% of Information software spend this year to 51% by 2013.

1.3

Mediavix BRM Product Highlights

Mediavix BRM for media, entertainment, sports and political brands will simplify digital lives, eliminate the barriers between media platforms and leverage all available data to convert business intelligence into Customer Intelligence.

With Mediavix BRM instead of spending thousands of people-hours on several individual actions, those activities can all take place in one location, consolidated by one action saving those hours for more productive, revenue-generating activities.  The Mediavix BRM components include:

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Brand Snapshot – Users can consolidate brand mentions and content activity from professional websites, social networks, 3rd-party services, peer-to-peer networks, search engines and blogs into a single screen for real-time or historical views.

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Competitive Analysis – Users can compare information in the Brand Snapshot from multiple brands side-by-side.

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Single Sign On Syndication – With one login and password, Mediavix users can simultaneously log into, view and communicate with multiple websites, social networks, content feeds in order to interact with consumers, fans, customers and partners on both web and mobile platforms.

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Customer Intelligence – Users can leverage all of the data generated by the activities in Brand Snapshot, Competitive Analysis and Single Sign On Syndication to gain full visibility into and understanding of brand value and perception.

In a digital and mobile media world that is on 24/7 and where information can reach global audiences in seconds, companies must have a tool that gives them targeted, real-time information and the ability to communicate efficiently across any platform.

2.0

Company Summary

The growth of digital and mobile technologies has impacted media, music, entertainment, film, broadcasting, advertising, retail, sports and politics on both the supply and demand sides.  In addition to the continually exploding number of digital and mobile networks, blogs and applications that consumers use every day, media and entertainment companies must manage a wide variety of business tools to navigate those services.

On the demand side, consumers have found new ways to inform and entertain themselves as well as communicate directly with each other.  This means that there are more places for a brand to be lauded or blasted and, therefore, more places for brands to discover customers, fans and partners for impact and revenue.

On the supply side, new technologies have dramatically reduced the cost to create and syndicate high-quality content and diminished the barriers to entry for direct and unfiltered distribution and discussions of brands.  In addition, both small and large companies who support brands and content suppliers can build and deploy services and tools at a fast pace.

For big & small businesses, the result has been a rapidly growing number of tools, services and applications developed independently to address consumer communications, marketing, content distribution & brand management.   Because tools are developed largely in isolation, most applications do not naturally interact easily with others.  Moreover, the isolation prevents companies from consolidating their activity, access, data and analytics in a single location so they can gain a complete understanding of the impact of their brand as well as directly engage the audience to influence it.

Mediavix creates that cross-service integration through its web-based Brand Relationship Management (‘BRM’) service. The Mediavix BRM platform is a unique first-to-market tool whose open architecture allows any digital and mobile services to work together to strengthen brands, generate revenue and reduce costs.

By allowing clients to connect any tools, services and applications necessary to run operations, manage social media and connect with customers, Mediavix will give its users the ability to concentrate on revenue and exposure instead of navigating the expanding, tangled web of sites, networks, applications and services.

2.1

 What Is Brand Relationship Management?

There is an inherent conflict between a successful media and entertainment business, and an efficient one in the modern media world. The more areas that a company seeks to place its brand, find fans and consumers, track activity and market and sell content, the more difficult the operation is to manage.

Regardless of the medium, companies, content owners and personalities of all sizes must: (a) find people who are already talking about them or who will be willing to listen to their content or brand message (Discover); (b) talk to them about their content, product, service and value (Engage); and (c) determine if those efforts were impactful and profitable in order to effectively reach new customers and service existing ones in the future (Analyze).

In the modern multi-media world it is difficult for businesses and creators to completely control the flow of their content and the discussions around their brand.  With the powerful digital and mobile tools that dominate the media and entertainment industries, it is the fans and consumers that truly control the content flow and, therefore, the success of the business behind the content.

As a result, the key to success in modern media and entertainment is not in attempting to control or restrict content or brand discussions, but in having:

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The greatest possible connection to fans and consumers;

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Comprehensive visibility into the use of content and

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Deep insight into reputation of brands across multiple platforms.

Brand Relationship Management (‘BRM’) combines the need and ability to cross multiple media outlets in order to:

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Discover the strength of your brand & locations of your content across any media outlet;

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Engage all those who show interest in your content and brand; and

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Analyze the impact of all the Discovery and Engagement efforts.

2.2

The BRM Cycle (Discover – Engage – Analyze)

The BRM items represent the essential needs for every brand whether large or small, especially in the media, entertainment, sports and political sectors. Most importantly, the BRM cycle represents the activities that all ‘brands’ already employ in manual, disjointed ways in order to understand their impact, and to both operate and grow their business.

Mediavix consolidates and automates the Discover – Engage – Analyze activities within a single sign-on environment so our clients can reach more people, reduce costs and earn more revenue.

2.2.1

Discover Components

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Search – Using a combination of semantic search, data syndication and dashboard technologies to leverage social relationships between terms, Mediavix delivers the most comprehensive set of relevant locations where a brand or content resides.

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Communicate – Delve deep into the discussions around brands to understand how the creators, consumers and influencers in the locations from Mediavix’s Search functionality share information, content and perceptions.

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Consolidate – Bring all search activities, 3rd-party services, tools, target locations and message mining into one place to get a comprehensive, yet time and cost efficient, understanding of a brand’s strength regardless of location, media type or platform

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2.2.2

Engage Components

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Connect – Monitor and reach those people found through Mediavix’s Discovery on a one-to-many or one-to-one basis to determine the type of relationship that will work the best to further a brand’s strength and impact.

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Deliver – Provide the connections with the content, information, messages, offers and access that is most desired by, and appropriate for each given community.

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Convert – Determine the content delivery that is most valuable to the connections  and lead them to a place to ask for money, information, marketing or other item of value for the brand.

2.2.3

Analyze Components

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Measure – At every step of Discovery and Engagement, track all activity and record all available data from interactions to transactions.

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Aggregate – Bring all of the data together, whether generated by Mediavix, internally or a 3rd-party service, into a single location to support a comprehensive view of the ‘brand’.

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Report – Answer the key business questions that will lead to improvement with finding and monetizing opportunities.  These ‘answers’ support additional discovery to begin the cycle again with each iteration leading to a stronger brand relationship.

3.0

Services Overview

Mediavix is providing the first comprehensive Brand Relationship Management (“BRM”) product built to serve the demanding discovery and syndication requirements of the media & entertainment, sports and political sectors.

Through our relationship with strategic technology consulting firm Fuzebox, who is both an equity owner and our initial technology and operations team, Mediavix is launching a new, proprietary system on top of a proven technology platform with a track record of success.  With Fuzebox, Mediavix is developing and deploying a powerful software-as-a-service (“SaaS”) that puts social interaction and customer intelligence at its core.

The Mediavix BRM platform will simultaneously search millions of locations from public locations like Google and Twitter, to 3rd-party private services for visibility into both online and offline sources, blogs and others; send messages and syndicate content across Facebook, YouTube, MySpace, Twitter and hundreds of others and consolidate data from those activities and any other sources to better target fans and consumers for content, offers and messages.

With Mediavix BRM, therefore, instead of spending thousands of people-hours on several individual actions, those activities can all take place in one location, consolidated by one action saving those hours for more productive, revenue-generating activities.  In a digital and mobile media world that is on 24/7 and where information can reach global audiences in seconds, companies must have a tool that gives them targeted, real-time information and the ability to communicate efficiently across any platform.

3.1

BRM Platform Services

The BRM platform is proprietary to Mediavix and leverages the scope and scale capabilities of cloud computing, open source technology and the powerful Fuzebox dashboard and syndication framework.  The BRM platform is a software-as-a-service comprised of the following:

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Brand Snapshot – Driven by the proprietary, multi-tiered Discovery technology, users can consolidate brand mentions and content activity from professional websites, social networks, 3rd-party services, peer-to-peer networks, search engines and blogs into a single screen for real-time or historical views. Additionally, it provides the content and brand discussion locations.

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Competitive Analysis – Users can compare information in the Brand Snapshot from multiple brands side-by-side.  Mediavix users can go beyond those mentions of their own brand and monitor the impact and strength of competitors or partners, either online or offline based on the level of access.

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Single Sign On Syndication – Mediavix users can simultaneously log into, view and communicate with multiple websites, social networks, content feeds in order to interact with consumers, fans, customers and partners across web and mobile platforms.  Users can use audio, video or photos; mix media, send messages and leverage RSS feeds to share content in minutes across major sites like Facebook, YouTube, Twitter, LinkedIn and MySpace as well as the thousands of mid-to-smaller sites, mobile phones and individuals.

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Customer Intelligence – Mediavix users can leverage all of the data generated by the activities in Brand Snapshot, Competitive Analysis and Single Sign On Syndication as well as internal and 3rd-party data to gain full visibility into and understanding of brand value and perception.  Mediavix can move its clients beyond business intelligence to Customer Intelligence, which integrates data from any source in order to best target and serve customers on their terms.  By supporting the simple connection of any data sources to Mediavix BRM, Customer Intelligence removes the lines between online and offline data affording users visibility into insights and opportunities via: (1) Real-time analysis; (2) Time-based charts; or (3) Advanced enterprise reporting & analytics.

3.2

BRM Through Software As A Service

The software-as-a-service (“SaaS”) model is a highly cost-efficient way for businesses to use software on demand without additional servers, development, downloads or infrastructure. It provides network-based access to, and management of, commercially available software like Mediavix BRM.  By providing central locations to access Mediavix BRM remotely via the web or mobile devices clients of any size can gain the power of BRM at the price point that best fits their budget, usage and customization requirements.

Moreover, there is no need for the IT staff to expend effort or resources as the web-based, centralized updating avoids the need for end-users to download any applications, patches and upgrades.  As such, sales, marketing and business development departments can simply sign up and start working.  It allows for the efficient use of human, financial and intellectual capital, which leads to sustainable and scalable operations for Mediavix clients.

According to a data from Veronis Suhler Stevenson, SEC filings, PQ Media, AMR Research, Gartner Dataquest and IDC, spending on SaaS in the Business Information space, of which Mediavix is a part, is expected to grow from $5.6 billion this year to $9.5 billion in 2013.  The same study also shows that the share of SaaS in Business Information is expected to increase from 36% of Information software spend this year to 51% by 2013.

3.3

Moving Business Intelligence To Customer Intelligence

SaaS solutions were developed to leverage web technologies, which were initially only browsers, but now include social networks and mobile devices.  That direct connection to, and through, digital interactions provides rich access to any activity data connected to the Mediavix BRM service.

Through our dashboard capabilities, Mediavix can bring together multiple sources of data from its own resources or that of its clients for user-driven analysis.  In Discovery, it is important for brand and content owners to know what consumers see and hear on television & radio as well as how they act, react and interact on the Internet and mobile devices.  Mediavix can bring together those tools under one single sign-on environment while creating partnerships that can drive revenue.

By providing a wider view of business analytics, Mediavix supports its clients moving beyond business intelligence to customer intelligence, which has a direct impact on brand perception, strength and revenue.

4.0

Market Analysis Summary

Media and entertainment companies can no longer simply sell content or run generic ads to grow their business.  They must actively engage audiences directly, often and on the consumers’ terms and schedules.  Additionally, consumers have become more distrustful of traditional advertising, with 90% of consumers relying on recommendations and online reviews from, both friends and strangers, according to a study by The Nielson Company.

According to Jeremiah K. Owyang, author of “Social Media Playtime is Over”, an independent report by Forrester Research, Inc., (March 2009), notes that marketers must now make, “…social applications a permanent part of marketing, measuring and demonstrating their value, and integrating them into marketing efforts.”

According to a Razorfish Digital Brand Experience report (2009) , the “overwhelming majority of consumers who actively engage with a brand digitally—whether by entering a contest, “friending” a brand on Facebook, or even watching an video o YouTube—show dramatic upticks across the entire marketing funnel.”  Thus showing that digital brand experiences create customers throughout the entire sales channel of a brand.

In a 2008 study, 76% of consumers welcome brand advertising on social networks and over 40% became a fan of a brand (Razorfish Digital brand Experience 2009).  Moreover, 64% of consumers report making a first purchase from a brand because of a digital experience such as a website, microsite, mobile coupon or email (Razorfish (2009).

Because peer-to-peer connections and interactions have become an essential part of purchase decisions, brands must employ more advanced, direct brand-to-consumer connections to drive revenue growth.  When those direct connections occur online, they happen quickly with significant volume.

According to a recent Nielsen report, the average Internet user spends 68 hours a month online visits nearly 2700 websites and averages 57 seconds per site (Nielsen, October 14, 2009).  As a result, a brand has less than one minute to actively engage their consumers online.

For the larger web brands, such as Google, Yahoo! and Facebook, average time spent is much larger, with an average user spending the most time on Facebook - 5 hours, 24 minutes a month (Google - 1 hour 53 minutes Yahoo! - 3 hours 8 minutes on Yahoo).  That means any BRM strategy must capitalize on the both combined power of the smaller sites and the traction of the larger networks both time- and cost- efficiently.

4.1

The New Brand Reality

Companies and content owners are currently struggling with how to recreate the traditional brand cycle in an online world.  Traditionally, brands look at their spending like this:

spend → image equity → customer preference → customer purchase/repurchase → revenue increase

The fragmentation of media and the shift to consumer control of both content flow and brand discussions have made the points of ‘image equity’ and ‘customer preference’ noted above less about ‘spend’ and more about conversation, community and social engagement.  Brands, both large and small, must now combine that consumer psychology change with the explosion of technology to hone their message and leverage the various channels of message & content delivery.

From understanding reactions to marketing campaigns across any channel to monitoring brand reputation, influencer identification, competitive analysis, and market research, marketers now have an unprecedented ability to understand and measure the mood of their market and look at their brands from a 360° perspective.

According to a survey Deloitte, Beeline Labs and the Society for New Communications Research conducted of 400 companies, they found that 94% of the enterprises plan to maintain or increase their investment in enterprise social media tools such as blogs, wikis and microblogging tools.  Brands see such interactive technologies as effective ways to understand their consumers’’ likes and dislikes and their purchasing habits.  Such behavioral targeting is expected to increase to $4.4 billion by 2012, up from $775 million in 2009 (eMarketer).

Knowing such consumer behavior is critical to brands.  A recent report indicated that 65% of consumers have had a digital experience that either positively or negatively changed their opinion about a brand (Razorfish Digital brand Experience Report 2009).  Even more compelling is that within that Razorfish group, nearly 97% of consumers say that “their digital experience influenced whether or not they eventually purchased a product or service from that brand.”

As Owyang wrote, in order to be effective, marketers must use social media dialogue with the consumer to ensure informed, intelligent and insightful decisions around their entire marketing programs, whether online or offline, and create a more in depth profile of their existing and potential customers.  Instead of the simple, linear model above, Mediavix supports a more dynamic model based on constant feedback and the expanding spheres of influence that consumer peers have in the purchase and conversion cycle.

4.2

Market Segmentation

Mediavix recognizes that in today’s multi-media world a ‘brand’ can be any product, corporate identity, actor, artist, content creator, sports figure, team, political candidate or show, amongst several other possibilities.  While Mediavix BRM has the ability to benefit any market segments, Mediavix will initially focus on the media and entertainment (music, film, broadcasting, advertising, marketing) sectors.  The company will support travel, political, sports and consumer brands as opportunities arise given the Mediavix team connections to those industries.

Each of these verticals is faced with the same challenge of how to effectively use multiple media sources, social networks and emerging technologies in partnership with traditional media.    In the radio broadcasting industry, for example, a study conducted by Harris Interactive for the Radio AdLab concluded that a radio ad paired with Internet provided a dramatic increase in recall for consumers over Internet or Radio alone.

Media & Entertainment Segment

Mediavix will focus on the media and entertainment sector to launch.  According to PriceWaterHouseCoopers, the global estimated compound annual growth rate (CAGR) for the media and entertainment sector is 6.6% for the sector and it is anticipated that it will reach $2.2 trillion in 2012 (the U.S. entertainment media market will grow at 4.8% CAGR reaching $759 billion in 2012).

One of the main drivers for this growth is digital and mobile distribution, which will account for 24% of the market's growth in the next five years (PWC Global Entertainment and Media Outlook: 2008-2012). By 2012, digital and mobile revenues will account for 10% of total entertainment and media spending in the U.S., or $75 billion of the $759 billion U.S. market.

According to research by GroupM, by 2010, digital media will represent 17% of the U.S. advertising marketplace, making it the third largest medium in the United States, behind television and magazines, and is predicted to hit $55 billion by 2014 (Forrester’s April 2009 Interactive Advertising Models).

Mediavix will allow media and entertainment companies to effectively use social networks and other digital & mobile platforms to test content and gather significant metrics to effectively target their audiences.  According to PriceWaterhouseCoopers, digital media technologies will become more important to media and entertainment companies for the following reasons:

1)

The recent economic downturn will accelerate both media and entertainment providers and users towards cheaper digital media platforms;

2)

As consumers accelerate their move towards digital platforms, their habits will continue to change to seek control over where, when, and how they consume content, and gain higher value from their entertainment and media choices.

3)

As new digital habits become more widespread, new advertising-funded revenue models will emerge, that will capitalize on the changing media consumption habits by delivering more targeted advertising.

In addition, consumption habits have, and are, shifting online to where traditional media and digital media act together in the lives of fans, viewers, listeners and readers and, therefore, brand customers.  For example, time spent online has caught up to time spent with television.  According to Forrester’s 2009 North American Technographics Benchmark Survey, consumers spend 34% of their total media time online and 35% watching television.

According to a 2009 Razorfish study, other key new media and entertainment consumption habits include:

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84% of consumers rely on the web to get current news or information

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76% of consumers regularly watch online video on sites like YouTube and Hulu

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73% of consumers regularly visit social networking sites like Facebook, MySpace, and LinkedIn

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62% of consumers listen to music online through services like iTunes and Pandora.

Mobile devices will become a driving element in consumers purchasing habits as Smartphones' usage increase and SMS continues to be a powerful force.  According to a Gartner report, 45.5% of consumers digital purchases by 2013 will be made by Smartphones, up from 9% in 2008 (Gartner).  According to the Mobile Marketing Association, there are over 110 billion SMS (text) messages per month.

4.3

Target Market Segment Strategy

From a direct sale and business development perspective, Mediavix will enter the market by targeting the media and entertainment segment, which best leverages the executives' expertise, market potential and the Mediavix BRM capabilities.  The primary model for Mediavix to scale quickly and cost-efficiently is the syndication of its SaaS platform through Channel Partners, Affiliates and Strategic Alliances.

The SaaS model allows Mediavix to easily integrate into existing and legacy systems with minimal friction for its clients and partners.  Our target customers will include motion picture studios, talent agencies, talent unions (SAG, ASCAP, etc.), ad agencies (who will also serve as channel partners), television networks and music conglomerates.

4.4

Software-As-A-Service Market

The Software as a Service (“SaaS”) industry is one of the fastest growing in the software sector.  Even in periods of economic downturn, the SaaS sector continues to grow as indicated by IDC estimates of SaaS growth of 40% this year).  Companies are constantly looking for solutions that will help them maximize their current human capital resources while minimizing their costs.  SaaS is highly cost- and time-effective, reduces the time to market and provides a dedicated staff behind the tool to ensure critical functions are covered without needing to spend capital on development, personnel or infrastructure.

Spending on SaaS in the Business Information space is expected to grow from $5.6 billion this year to $9.5 billion in 2013 and SaaS is forecast to have a 23.8% compound annual growth rate through 2012 for the aggregate enterprise application markets, far exceeding the total market CAGR of 11.4% (Gartner).

According to a data from Veronis Suhler Stevenson, SEC filings, PQ Media, AMR Research, Gartner Dataquest and IDC,companies are planning on increasing their share of spend on SaaS in Business Information from 36% of Information software spend this year to 51% by 2013.

4.5

Competition

At Mediavix, we view competition as an opportunity for collaboration even if certain functions overlap because our primary objective for BRM is to be a platform that supports any services, not solely being a single-purpose, closed application.  Because of the complexity of managing brand and content relationships in today’s high velocity, fragmented media world, Mediavix supports the simple use and integration of multiple services under on account.

Thus, even if brand managers and content owners want to use certain services that compete with portions of Mediavix BRM, Mediavix easily allows them to easily plug in that service into the Mediavix BRM platform.  That flexibility reduces the friction for clients to work with us and is a path to success because of the size of the overall media, entertainment and SaaS markets, which exceed $2 trillion.

According to a 2010 Media Planning Intelligence Study, 56.3% of companies "realistically" plan to include social media in their media plans next year (Center For Media Research).    In implementing media strategies, several companies have emerged that attempt to answer important brand questions, such as:

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Who is discussing my brand?

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Where is my brand being discussed?

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What are they saying?

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How many people are talking about my brand or have my content?

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Are they potential customers?

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How can I interact effectively with those potential consumers?

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Who should I target for the best brand and revenue impact?

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What content, messages or offers would work best in a given community?

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How well did my interaction work?

Because each of these questions, and the multitude of others that brands must address, are difficult to address by themselves, the majority of the technology companies that attempt to answer them only attempt one or two them.  That fact underscores the power of Mediavix BRM as our easy integration platform allows users to use a variety of public, private and competitive websites without ever leaving.  Thus, Mediavix turns competition into collaboration and opportunities for service syndication and alliances by giving our clients the ability to use the tools they need most on a daily basis.

4.6 Competitive Advantage and Risks

Mediavix is entering an emerging marketplace where there are several companies filling individual pieces of the brand relationship puzzle.  In some cases, Mediavix will compete on individual functions, but the platform and value-added services are our driver, which allows the company to focus on collaboration because any Mediavix client will require multiple services to have a full picture of their brand.

As such, Mediavix holds important competitive advantages and differentiators that include:

1)

An open architecture that allows both brand managers and content owners to integrate any of their existing resources and services, whether public or private, into Mediavix BRM.

2)

Ability to actively engage fans and consumers on any social network and manage multiple services with one login and password (single sign-on).  With our tools, users can follow brand discussions, content locations and content interactions to give a comprehensive view into all key touchpoints of the brand relationship.

3)

An exclusive equity partnership with technology leader Fuzebox (www.fuzeboxinc.com) to develop its proprietary technology.  Fuzebox’s platform has been developed over the past 10 years giving Mediavix’s a 14-month technological advantage over its competition.

4)

Ability to add any data streams to support customer intelligence for brand managers and content owners in both real-time through deep analysis to allocate resources and discover new opportunities.

5)

Ability to patent key components of the BRM system, building its intellectual property and expanding its technological advantage.

Key competitive risks include:

1)

Mediavix needs to ensure that it has the capital to effectively run operations and drive growth.

2)

Mediavix needs to ensure that it has the infrastructure and operational resources to properly handle the demand of new clients.

3)

Because Mediavix is an emerging brand, operations and growth it need to establish a brand identity and focus on recruiting and retain high level talent, affiliates and partners

4)

Emerging and established brands could provide competition for Mediavix.

5.0

Implementation and Strategic Plan

Mediavix seeks to allow any company, large or small, to build a powerful BRM strategy for themselves, their clients and partners.  By employing a SaaS model, Mediavix is able to support both direct clients and strategic partners who wish to use the BRM service within or alongside their own offerings.  As explained in Section 3.0 (Services), Mediavix BRM uses a ‘dashboard’ and ‘syndication’ framework that allows it to integrate with and connect to any systems.

To reach both near-term revenue and mid-term growth and long-term scale, Mediavix will actively seek to work with white label partners, co-marketing partners and the open source development community to continually reach new users, provide top customer service and ensure the BRM service is always compatible with any of the new tools and applications in the marketplace.

5.1

Marketing Approach and Strategy

Mediavix will employ a multi-tiered approach to maximize our revenue streams and, most importantly, establish Mediavix BRM as the platform on which to build any brand relationship solutions, beginning with the media and entertainment industries.

The following outlines are basic strategies:

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Direct Sales – Sales and Business Development staff will focus on large scale clients for customized and white label licenses as well as on establishing Affiliates, Channel Partners and Strategic Alliances.

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Affiliates – Mediavix will establish revenue share relationships with reputable companies that provide services to an established base of members, customers, employees or visitors.

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Channel Partners – Such partners can expand their own suite of services as a white label relationship with the BRM service, in whole or in part, or as a Reseller.

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Strategic Alliances – Mediavix will establish a consortium of partner services that can provide marketing a launch pad for users including establishing an open source development community to support and expand third-party integrations and complimentary data inputs to bolster the insight into offline/online interactions for brands.

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Joint Ventures – For those areas outside of the Mediavix core competency, but for which some or part of its product suite could be of value, Mediavix may enter a joint venture.  In these cases, the expertise, experience and contacts of the partner will drive the operations while Mediavix focuses solely on its core services.

By focusing primarily on service syndication through Affiliates, Partners, Alliances and JVs, Mediavix can scale efficiently and identify valuable corporate development opportunities based on track records of success through given relationships.

5.2

Sales Strategy

Mediavix BRM will have a full service and modular flexibility so the SaaS platform can be used in whole or in part depending on needs of client, even with overlapping or competitive companies.  By having a simple, entry point, Mediavix can show in real-time through both its website and direct sales & business development the value of the BRM service to potential clients’ or partners’ discovery, engagement and analytical requirements without any need for new infrastructure.

Mediavix will employ a direct sales team to target key clients in the media, entertainment, advertising, marketing, sports and political sectors.  Each of these industries has a demanding requirement to target large groups and sub-groups with a combination of content and messages to drive conversation and conversion.

All client relationships begin with the License to BRM and build from there to include other opportunities as listed below.  Mediavix revenue will consist of the following:

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License Fees – Mediavix will charge license fees to corporate clients to utilize the full breadth of Mediavix’s services.

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Consulting – Clients can hire Mediavix to evaluate and establish white label or customized versions of the platform, or certain components, and support ongoing use.

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Transaction Fees – For those clients that use Mediavix BRM to generate revenue through advertising, subscriptions, product sales or other commerce, Mediavix will receive either a percentage of revenues or a flat fee per transaction.

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Customer Intelligence – Clients may gain access to advanced business intelligence, reporting and analytical capabilities or specific reports-to-order .

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Deep link advertising – Our engagement tools will be supported by highly targeted, deep-link advertising through both web and mobile entry points that leverage location, content and behavior.  Deep link ads are presented as value-added information to be part of the service rather than an intrusive external content unit.